UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

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Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
TXU NEWS RELEASE
FOR IMMEDIATE RELEASE
TXU Corp. to Reschedule Annual Meeting of Shareholders
Dallas — April 5, 2007 — TXU Corp. (NYSE: TXU) announced today the postponement of its Annual Meeting of Shareholders previously scheduled for June 15, 2007.
The annual meeting is being postponed to allow the shareholder vote on the proposed merger to be considered at the annual meeting, rather than holding two separate shareholder meetings. TXU Corp. announced the merger agreement on February 26, under which an investor group led by Kohlberg Kravis Roberts and Texas Pacific Group would acquire TXU Corp. The closing of the merger is conditioned upon the receipt of required regulatory approvals and the approval of TXU Corp. shareholders.
The new date of the annual meeting is expected to be in the summer of 2007, and will be announced by TXU Corp. once the date has been determined, following review by the Securities and Exchange Commission of TXU Corp.’s preliminary proxy statement related to the merger.
TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.1 million competitive electricity customers in Texas. TXU Power has over 18,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale is the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,300 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
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Corporate
Communications:	Investor Relations:
Kim Morgan	Tim Hogan	Bill Huber	Steve Oakley
214.875.8016	214.812.4641	214.812.2480	214.812.2220

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